Exhibit 99.2

Consent of Jonathan Berlent
S-4 Registration Statement

I hereby consent to the references to my name in this Registration Statement on Form S-4/Prospectus.  In giving such consent, the undersigned does not admit and disclaims that he comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 the ("Act"), as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (the "Rules and Regulations"), and the undersigned does not thereby admit that he is an expert with respect to any part of the Registration Statement/Prospectus within the meaning of the term "expert" as used in the Act, or in the Rules and Regulations.

/s/Jonathan Berlent
Jonathan Berlent

December ___, 2014